Exhibit 10.6
CERTAIN INFORMATION, IDENTIFIED BY, AND REPLACED WITH, A MARK OF “[**]” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

UFP TECHNOLOGIES, INC.
2026 FORM OF PERFORMANCE SHARE AGREEMENT
(3-Year Performance Period)

February 10, 2026

On February 10, 2026 UFP Technologies, Inc. (the “Company”) granted you a Performance Share Award (the “Award”) under the Company’s 2003 Incentive Plan (the “Plan”). The Award is granted subject to the enclosed Terms and Conditions – [2026-2028] Performance Share Award (the “Terms and Conditions”).

You have been granted ___________________* Performance Shares.

* [insert here the dollar value awarded as per the draft resolutions, divided by the closing stock price on 2-10-26].

A percentage of your base award, not to exceed 200%, will be earned on December 31, 2028 and will vest and be awarded on or about March 1, 2029 and will be issued in shares of the Company’s Common Stock., $.01 par value.

As described in the Terms and Conditions, the payout percentage for this Award depends on the level of achievement of two performance objectives over the three-year performance period 2026-2029 (“Performance Period”), as adjusted by a payout multiplier. 50% of your Award is based upon the Company’s Adjusted Operating Income (“OI”)1 for the Performance Period and 50% is based upon the Company’s average Return on Invested Capital (“ROIC”) for the Performance Period, according to the schedules below. Awards will be pro-rated to the nearest whole share for performance between Threshold and Target and between Target and Maximum.

                 [**]

This award letter and the enclosed materials are part of a prospectus covering securities that have been registered under the Securities Act of 1933. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.

1  Adjusted Operating Income is defined herein as Operating Income on the Corporation’s 10-K, excluding (i) the effect of (non-recurring restructuring charges related to plant closings and consolidations, (ii) intangible amortization, (iii) contingent consideration adjustments, (iv) acquisition related costs, and (v) other one-time items.

You are not required to accept the Award. By signing below, you confirm that you understand and agree that this Award of Performance Shares is granted in exchange for you agreeing to the Terms and Conditions and the Plan, that the Terms and Conditions and the Plan are included in this Agreement by reference, and that you are not otherwise entitled to the Award. A summary of the Plan and the Company’s most recent Annual Report to Shareholders are available upon request to the Corporate Human Resources Department.

                        UFP TECHNOLOGIES, INC.

                        By:___________________________
                         Mitchell C. Rock
                         President and Chief Executive Officer

Accepted and Agreed:

______________________________        Date:_____________________________

2026-2028 TERMS AND CONDITIONS - PERFORMANCE SHARE AWARD

1.Performance Period. Your payout under this Performance Share Award (the “Award”) will depend on (i) the base award shown on your Award Agreement and (ii) the Company’s, performance during the three-year period beginning January 1, 2026 and ending December 31, 2028 (the “Performance Period”).

2.Performance Objectives and Payout Multiplier. The payout under this Award is based upon the level of achievement of two performance objectives. [**] The maximum payout percentage for the Award is 200%.

a.[**]
b.[**]

3.Vesting of Award and Form of Payout. With the exception of early vesting for circumstances described in Sections 4 and 5, this Award will be earned on December 31, 2028 (the “Vesting Date”). Your vested Award will be paid out in shares of the Company’s Common Stock, $.01 par value on or about March 1, 2029. (the “Payout Date”). On the Payout Date, the Company will issue to you the number of Performance Shares earned, subject to reduction for tax withholding.

4.Termination of Employment.

a.Except as provided in Section 4(c), and Section 5, if your employment is terminated for any reason before the Vesting Date, your right to this Award will terminate immediately upon such termination of employment. Termination of employment and similar terms when used in this Award refer to a termination of employment that constitutes a separation from service within the meaning of Section 409A of the Internal Revenue Code.

b.[intentionally omitted]

c.If your termination of employment during the Performance Period is due to death or Disability (as defined below), your Award will vest immediately at the Target amount of your Base Award and be payable within 60 days of such event.

“Disability” means the inability to substantially perform your duties and responsibilities by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than one year.

d.The employment relationship will be treated as continuing intact while you are on military, sick leave or other bona fide leave of absence if (i) the Company does not terminate the employment relationship or (ii) your right to re-employment is guaranteed by statute or by contract.

5.Change in Control. If there is a Change in Control of the Company (as defined in the Plan) during the Performance Period and your continuous status as an employee shall not have been terminated as of the date immediately prior to the effective date of such Change in Control, then subject to the provisions of Section 14 of this Performance Share Agreement, your Award will vest immediately at the Target amount of your Base Award and be payable as of the date immediately prior to the closing date of such Change in Control event.

6.Transferability. The Performance Shares may not be transferred, assigned, pledged or otherwise encumbered until the underlying shares have been issued.

7.No Rights as Shareholder. You will not have the rights of a shareholder with respect to the Performance Shares until the shares have been issued. You will not have the right to vote the shares or receive any dividends that may be paid on the underlying shares prior to issuance.

8.Withholding. You will recognize taxable income equal to the fair market value of the shares underlying the Award on the Payout Date. This amount is subject to ordinary income tax and payroll tax. The Company will withhold (at the Company’s required withholding rate) any amount required to satisfy applicable tax laws in shares otherwise subject to the payout. The income and tax withholding generated by your payout will be reported on your W-2. If your personal income tax rate is higher than the Company’s required withholding rate, you will owe additional tax on the issuance. After payment of the ordinary income tax, the shares you receive for the Stock Portion of your payout will have a tax basis equal to the closing price of UFP Technologies stock on the Vesting Date.

9.Restrictive Covenants. Due to your leadership role in the Company, you are in a position of trust and confidence and have access to and knowledge of valuable confidential information of the Company, including business processes, techniques, plans, and strategies across the Company, trade secrets, sensitive financial and legal information, terms and arrangements with business partners, customers, and suppliers, trade secrets, and other confidential information that if known outside the Company would cause irreparable harm to the Company. In addition, you may have influence upon customer or supplier relationships, goodwill or loyalty which are valuable interests to the Company.

During your employment and through one year after the Payout Date of this Award, you will not directly or indirectly (i) solicit orders from or seek or propose to do business with any customer, supplier, or vendor of the Company or its subsidiaries or affiliates (collectively, the “Companies”) relating to any Competitive Activity, (ii) influence or attempt to influence any employee, representative or advisor of the Companies to terminate his or her employment or relationship with the Companies, or (iii) engage in activity that may require or inevitably will require disclosure of trade secrets, proprietary information, or confidential information. “Competitive Activity” means any manufacture, sale, distribution, engineering, design, promotion or other activity that competes with any business of the Companies in which you were involved during the last year of your employment in the Restricted Territory. “Restricted Territory” means any geographic area in which any of the following occurred or existed during the last year of your employment with one or more of the Companies: (i) you contacted any customer, supplier or vendor, or (ii) any customer, supplier or vendor you serviced or used were located, or (iii) operations for which you had responsibility sold any products, or (iv) any products you designed were sold or distributed. You agree the covenants in this Section are reasonable in time and scope and justified based on your position and receipt of the Award. In the event you violate the terms of this Section, the one-year term of the restrictive covenants shall be automatically extended by the period you were violating any term of this Section and by any period that the Companies seek to enforce its rights for any violating conduct through litigation.

If you violate the preceding paragraph, then you will pay to the Company any Award Gain you realized from this Award. “Award Gain” of your Award is equal to (i) the number of shares distributed to you on the Payout Date of this Award times the fair market value of UFP Technologies stock on the Payout Date (including the tax withholding), minus (ii) any non-refundable taxes paid by you as a result of the distribution. In addition, the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against you for any breach or threatened breach of this Section from any court of competent jurisdiction, without the necessity of showing any actual damages or showing money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Such equitable relief shall be in addition to, not in lieu of, any legal remedies, monetary damages, or other available forms of relief. If any restriction in this Section is deemed unenforceable, then you and the Company contemplate that the appropriate court will reduce the scope or other provisions and enforce the restrictions set out in this section in their reduced form. The covenants in this Section are in addition to any similar covenants under any other agreement between the Company and you.

10.Repayment of Awards. If, within 24 months after an Award is paid, the Company is required to restate previously reported financial results, the Committee will require all Award recipients to repay any amounts paid in excess of the amounts that would have been paid based on the restated financial results. The Committee will issue a written Notice of Repayment documenting the corrected Award calculation and the amount and terms of repayment. In addition, the Committee may require repayment of the entire Award from any Award recipients determined, in its discretion, to be personally responsible for gross misconduct or fraud that caused the need for the restatement. The Award recipient must repay the amount specified in the Notice of Repayment.

The Committee may, in its discretion, reduce a current year Award payout as necessary to recoup any amounts outstanding under a previously issued Notice of Repayment.

11.Award Not Benefit Eligible. This Award will be considered special incentive compensation and will not be included as earnings, wages, salary or compensation in any pension, retirement, welfare, life insurance or other employee benefit plan or arrangement of the Company.

12.Plan Controls; Committee. This Award is subject to all terms, provisions and definitions of the Plan, which is incorporated by reference. In the event of any conflict, the Plan will control over this Award. Upon request, a copy of the Plan will be furnished to you. The Plan is administered by a committee of non-employee directors or their designees (the “Committee”). The Committee’s decisions and interpretations with regard to this Award will be binding and conclusive.

13.Assignment. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Award in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Award. As used in this Award, “Company” means (i) UFP Technologies, Inc., its subsidiaries and affiliates, and (ii) any successor to its business and/or assets which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Award by operation of law.

14.Section 409A. The Company believes this Award constitutes a short-term deferral within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder. Notwithstanding anything contained in these terms and conditions, it is intended that the Award will at all times meet the requirements of Section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Award will be interpreted to meet such requirements. To the extent permitted by Section 409A, the Committee retains the right to delay a distribution of this Award if the distribution would violate securities laws or otherwise result in material harm to the Company.

15.Data Privacy. You acknowledge and agree that the Company may collect, use and share your personal information, including transferring the personal information to the United States (which may have different data privacy laws and protections than one’s home country), to implement and administer the Award. This personal information may include, without limitation, your: employee identification number; national identification number; first and last names; home and other physical address; email addresses; telephone and fax numbers; dates of birth; organization name, job title, and department name; reporting hierarchy; work history; performance ratings; and payroll information. The Company will collect, process, and transfer the personal information pursuant to a proper legal basis and with appropriate safeguards, and may disclose such information to non-agent third parties assisting the Company in administering the Award. Additional information concerning the Company’s collection and use of your personal information is available in the Privacy Policy located on the Company’s intranet site.

16.Other. In the absence of any specific agreement to the contrary, the grant of this Award to you will not affect any right of the Company or its subsidiaries to terminate your employment or your right to resign from employment.

This Award is entered into and accepted in Newburyport, Massachusetts. The Award will be governed by Massachusetts law, excluding any conflicts or choice of law provision that might otherwise refer construction or interpretation of the Award to the substantive law of another jurisdiction.

Any action or proceeding arising from or related to this Award is subject to the exclusive venue and subject matter jurisdiction of the Superior Court of Suffolk County, Massachusetts or the United States District Court for the District of Massachusetts, and the parties agree to submit to the jurisdiction of such Courts. The parties also waive the defense of an inconvenient forum and agree not to seek any change of venue from such Courts.

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